EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KOOSHAREM CORPORATION,

SELECT MERGER SUB INC.

AND

WESTAFF, INC.

DATED AS OF JANUARY 28, 2009

i

INDEX OF DEFINED TERMS
Page
1996 Stock Incentive Plan	14	Exchange Act	9
Actions	42	Exchange Agent	4
affiliate	54	Exchange Fund	5
Affiliate Transaction	32	Financing	10
Aggregated Commitment Letter	45	Financing Agreement	10
Agreement	1	Financing Agreement Repayment Amount
Book-Entry Shares	5		10
Certificate of Merger	2	Financing Failure	58
Certificates	5	Forbearance Agreements	58
Cleanup	54	FTC Rule	19
Closing	8	GAAP	58
Closing Date	8	Governance Agreement	58
Code	6	Governmental Entity	11
Commitment Letters	9	Hazardous Materials	59
Company	1	Incentive Plans	7
Company Acquisition	55	Indemnified Parties	42
Company Alternative Proposal	55	Insurance Policies	29
Company Board	1	Intellectual Property Rights	27
Company Change of Recommendation	38	knowledge	59
Company Common Stock	3	Leased Real Property	59
Company Disclosure Letter	12	Licensed Franchise	59
Company ESPP	14	Lien	9
Company Material Contracts	29	Material Adverse Effect	12
Company Preferred Stock	13	Maximum Amount	42
Company Recommendation	38	Merger	1
Company SEC Reports	16	Merger Consideration	3
Company Stockholder Approval	33	Merger Sub	1
Company Stockholders' Meeting	10	Merger Sub Common Stock	3
Company Superior Proposal	56	New Commitment Letters	45
Company Termination Fee	52	Non-Employee Director Program	14
Confidentiality Agreement	56	Options	7
control	57	Parent	1
Copyrights	27	Parent Confidentiality Agreement	60
DGCL	1	Parent Disclosure Letter	8
Dissenting Shares	4	Parent First Lien Credit Agreement	12
Draft Company 2008 Form 10-K	17	Parent Representatives	40
Effect	12	Parent Termination Fee	52
Effective Time	2	Patents	27
Employee Plans	21	Permits	23
Employment Contract	32	Permitted Liens	60
Environmental Claim	57	Person	60
Environmental Laws	57	Proxy Statement	37
ERISA	20	Purchase Agreement	1
ERISA Affiliate	21	Real Property	61

Real Property Leases	61	Subordinated Loan Agreement	61
Regulatory Laws	9	Subsidiary	61
Release	61	Surviving Corporation	2
Remaining Commitment Letter	47	Takeover Statute	33
Remaining Commitment Letter Amount	47	Tax Return	62
Representatives	36	Taxes	62
Required Approvals	41	Termination Date	50
Restricted Stock	7	Termination Fee	52
Restricted Stock Unit Award	7	Territorial Rights	20
Sarbanes-Oxley	17	Trademarks	27
SEC	61	Traditional Franchise	62
Software	27	Treasury Regulations	62
Solvent	11	U.S. Bank	10
Stock Incentive Plan	13	UFOC	19
		WARN Act	32
		WUSA	10

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2009 (this "Agreement"), by and among KOOSHAREM CORPORATION, a California corporation doing business as Select Staffing ("Parent"), SELECT MERGER SUB INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and WESTAFF, INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the merger and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the "Merger"), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein and the Board of Directors of the Company (the "Company Board") has resolved to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the execution of this Agreement, DelStaff LLC, a Delaware limited liability company ("DelStaff") intends to enter into a Stock & Note Purchase Agreement, dated as of the date hereof, with Parent (the "Purchase Agreement"), which agreement provides, among other things, that, subject to the terms and conditions thereof, DelStaff will vote its shares of Company Common Stock in favor of the Merger and the approval and adoption of this Agreement and against certain competing transactions and DelStaff will sell all of its shares of Company Common Stock to Parent immediately prior to the Effective Time; and

WHEREAS, the Company Board has approved the transactions contemplated by the Purchase Agreement, including for purposes of Section 203 of the DGCL; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1          The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

Section 1.2          Effective Time.  As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later time as shall be specified therein, being the "Effective Time").

Section 1.3          Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4          Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5          Certificate of Incorporation; By-Laws; Directors and Officers.

(a)           Subject to Section 5.9(b), at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Westaff, Inc."

(b)           Subject to Section 5.9(b), at the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such By-Laws; provided, however, that at the Effective Time, the title of the By-Laws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "By-Laws of Westaff, Inc."

(c)           At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation's Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.  In addition, unless otherwise determined by Parent prior to the Effective Time, the Company shall cause the directors and officers of each of the Company’s Subsidiaries immediately prior to the Effective Time to be directors and officers, respectively, of each of the Surviving Corporation's Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective organizational documents of each such Subsidiary.

Section 1.6          Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), or any shares of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"):

(a)           Company Common Stock.  Subject to adjustment in accordance with Section 1.6(e), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $1.25 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e), without interest, the "Merger Consideration").  As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)           Merger Sub Common Stock.  Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

(c)           Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock.  All shares of Company Common Stock that are owned by the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to demand and properly demands payment for such holder's shares pursuant to, and who complies with, Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost such holder's right under the DGCL.  If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated, at the Company's sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a).  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.  The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e)           Adjustments.  If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted appropriately.

Section 1.7          Exchange of Certificates.

(a)           Exchange Agent.  At and from time to time following the Effective Time, Parent shall deposit with a bank or trust company reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger

Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount sufficient to pay the aggregate Merger Consideration (such consideration being hereinafter referred to as the "Exchange Fund").  The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedure for Certificates.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") or of non-certificated shares represented by book entry ("Book-Entry Shares") that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a):  (x) a letter of transmittal in form and substance reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions, in form and substance reasonably acceptable to the Company, for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the aggregate Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 1.6(a), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled.  The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate or Book-Entry Share (other than a Certificate or Book-Entry Share representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share shall have been converted pursuant to Section 1.6(a).  No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or Book-Entry Share.

(c)           No Further Ownership Rights in Company Common Stock.  All consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, the Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains unclaimed by the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable law.  All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is six months prior to the date on which such unclaimed Merger Consideration would otherwise become payable to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

(e)           No Liability.  None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)           Investment of the Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of, or guaranteed by, the United States of America.  Any interest and other income resulting from such investments shall be paid to Parent.

(g)           Withholding Rights.  The Surviving Corporation shall be entitled, and shall be entitled to direct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.  To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

Section 1.8                                Stock Plans.

(a)           Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option or incentive plans listed in Section 3.2 of the Company Disclosure Letter, each as amended (collectively, the "Incentive Plans"), or granted other than pursuant to such Incentive Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive, within ten (10) business days following the Effective Time, from the Surviving Corporation, an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes, if any).

(b)           Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Incentive Plans, (i) the Company shall cause the Incentive Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Incentive Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company or the Surviving Corporation.

(c)           Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, all shares of Company Common Stock subject to vesting and transfer or other restrictions ("Restricted Stock") shall become fully vested and all restrictions on such shares shall lapse.  Pursuant to Section 1.6(a), such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive from the Surviving Corporation the Merger Consideration.

(d)           Prior to the Effective Time, each outstanding right to receive Company Common Stock pursuant to a restricted stock unit, stock unit award or stock appreciation right granted under any Incentive Plans that is subject to restrictions (whether performance-based, time-based, or otherwise) (each, a "Restricted Stock Unit Award") shall terminate and be of no further value unless all applicable performance or vesting criteria with respect to such Restricted Stock Unit has been satisfied prior to the Effective Time.  As of the Effective Time, each such Restricted Stock Unit Award which has not lapsed immediately prior to the Effective Time and for which all applicable performance or vesting criteria has been satisfied, shall be settled in shares of Company Common Stock in accordance with the terms of such Restricted Stock Unit Award.

Section 1.9          Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the "Closing") will be held at such location as the parties shall mutually agree, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date").

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Letter delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the "Parent Disclosure Letter"), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

Section 2.1          Organization.  Each of Merger Sub and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted.  Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 2.2          Authority.  Each of Merger Sub and Parent has all requisite corporate power and authority to enter into this Agreement and the Purchase Agreement, as applicable, and carry out their respective obligations hereunder and thereunder.  The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and by the Purchase Agreement have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement or the Purchase Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and thereby.  This Agreement and the Purchase Agreement have been duly executed and delivered by each of Merger Sub and Parent and constitute a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement and the Purchase Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement and the Purchase Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation or preemption of, or result in the creation of a lien, security interest, pledge, claim, charge, restriction, covenant, condition or encumbrance of any nature whatsoever ("Lien") on any of the property or assets of Merger Sub or Parent pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject except, in the case of clause (iii), for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b)           Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.  No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement or the Purchase Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or its Subsidiaries or by reason of facts specifically pertaining to any of them.  For purposes of this Agreement, "Regulatory Laws" means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company.

Section 2.4          Financing Arrangements.  A true and correct copy of each fully-executed commitment letter, on behalf of Parent and by and among certain affiliates of Parent and Bank of the West, Community Bank of Nevada and Pacific Western Bank, respectively, and dated as of January 16, 2009, January 13, 2009, and January 16, 2009, respectively (the "Commitment Letters"), has previously been provided to the Company.  Pursuant to the Commitment Letters, the lenders party thereto have committed in the aggregate, subject to the respective terms and conditions set forth therein, to provide financing on the terms set forth therein in an aggregate amount equal to $23,000,000, which, when aggregated with the amount of the financing contemplated by the Remaining Commitment Letter, would equal $28,000,000 (collectively, the "Financing Agreement Repayment Amount"), to replace the financing agreement, dated as of February 14, 2008 (as amended, the "Financing Agreement") among Westaff (USA), Inc. ("WUSA"), the Company, as parent guarantor, certain lenders party thereto and U.S. Bank National Association, as agent for the lenders thereto and letter of credit issuer ("U.S. Bank") (the "Financing").  The Commitment Letters, in the respective forms so delivered are, as of the date hereof, in full force and effect and are a valid and binding obligation of the parties thereto other than the lenders party thereto (such non-lender parties, the “Non-Lender Parties”) and, to the knowledge of Parent, the lenders party thereto.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate constitute a default or breach on the part of the Non-Lender Parties under any term or condition of any Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company.  Parent and Merger Sub have fully paid any and all commitment fees or other fees required by each Commitment Letter to be paid on or before the date of this Agreement.  As of the date hereof, Parent and Merger Sub have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by them and/or the Non-Lender Parties contained in any Commitment Letter or that the Financing will not be available to them on the Closing Date.  No Commitment Letter has been amended or modified except as permitted by this Agreement and, as of the date hereof, the commitments contained in each Commitment Letter have not been withdrawn or rescinded in any respect.  There are no conditions precedent or other similar contingencies to obtaining the funding of the full amount of the Financing to be made available on the Closing Date as described in the Commitment Letters, other than as set forth in the respective Commitment Letters.

Section 2.5          No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including the Financing), Merger Sub has not incurred any obligations or liabilities, other than in connection with its incorporation, and has not engaged in any business or activities of any type or kind whatsoever.

Section 2.6          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its affiliates.

Section 2.7          Information Supplied.  None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the Proxy Statement contemplated by Section 5.1 will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock or at the time of any meeting of the Company's stockholders to consider and vote upon the Merger Agreement (the "Company Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If, at any time prior to the Company Stockholders' Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the

Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company.  All documents that Merger Sub or Parent is responsible for filing with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a "Governmental Entity") will comply in all material respects with the provisions of applicable law as to the information required to be contained therein.  Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 2.8          Interested Stockholder.  As of the date hereof, neither Parent nor Merger Sub is an "interested stockholder" with respect to the Company, as such term is defined in Section 203 of the DGCL.

Section 2.9          Sufficiency of Funds.  Parent has sufficient funds to pay in full the Merger Consideration pursuant to Section 1.6(a).

Section 2.10        No Reliance.  Parent and Merger Sub acknowledge that none of the Company, its Subsidiaries, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Letter.  Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, nor any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the businesses of the Company or its Subsidiaries, or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Parent and Merger Sub or their counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III or specifically referred to in the Company Disclosure Letter.

Section 2.11        Solvency.  As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement and the Purchase Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, and payment of all related fees and expenses, and assuming for these purposes that, as of the Effective Time, the representations set forth in Article III shall be true and correct in all material respects, to the knowledge of Parent, each of Parent and the Surviving Corporation are Solvent.  For the purposes of this Section 2.11, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 2.12        Parent Borrowing Availability.  As of the date hereof, Parent has at least $5,000,000 in aggregate borrowing availability under that certain First Lien Credit and Guaranty Agreement, dated as of July 12, 2007, among Parent, certain subsidiaries of Parent (as guarantors), the lenders party thereto, BNP Paribas Securities Corp. (as co-lead arranger) and Bank of the West (as administrative agent, collateral agent, documentation agent, co-lead arranger, co-bookrunner, issuing bank and swing line lender) (as amended, the "Parent First Lien Credit Agreement"); provided, however, that the representation and warranty in this Section 2.12 shall terminate at the time Parent delivers to the Company the Remaining Commitment Letter as set forth in Section 5.18.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the "Company Disclosure Letter"), or in any Company SEC Reports (as defined in Section 3.6(a)) filed and publicly available prior to the date of this Agreement or the Draft Company 2008 Form 10-K (as defined in Section 3.6(c)), but, in each case, as applicable, excluding (i) any prospective or forward looking information in any "Risk Factors" sections or in any other sections, and (ii) any documents incorporated by reference but which have not been filed with the SEC as of the date of this Agreement, the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 3.1          Organization and Qualification.  Each of the Company and the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted.  Each of the Company and the Company's Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect.  For purposes of this Agreement, "Material Adverse Effect" means any effect, change, fact, event, occurrence, development or circumstance (any such item, an "Effect") that, individually or together with any other Effect, (A) is or would reasonably be expected to result in a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prohibit, restrict or materially impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a "Material Adverse Effect": any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company operates, except to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries and

Franchises, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries or Franchises operate, (ii) political instability, acts of terrorism or war, except to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries and Franchises, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries or Franchises operate, (iii) any change affecting the securities, credit, financial or other capital markets or the United States economy generally or the economy of any region in which the Company and any of its Subsidiaries or Franchises conducts business that is material to the business of the Company and its Subsidiaries and Franchises, taken as a whole, except to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries and Franchises, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries or Franchises operate, (iv) any change in the Company's stock price or trading volume or listing status on any exchange or inter-dealer quotation market (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation of GAAP or interpretation thereof after the date hereof, except to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries and Franchises, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries or Franchises operate, or (viii) the execution and performance of or compliance with this Agreement.  Notwithstanding the foregoing, the parties agree that a Material Adverse Effect shall have occurred if the consolidated revenues derived from the Company's Domestic Business Services segment for the six (6) week period ending on the Saturday immediately prior to the Closing Date (the "pre-closing period") shall be, in the aggregate, less than 75% of the consolidated revenues derived from the Company's Domestic Business Services segment for an assumed six (6) week period that is comprised of each of the weeks ended December 6, 2008, December 13, 2008, December 20, 2008, January 10, 2009, January 17, 2009 and January 24, 2009 (the "pre-signing period"); provided, however, that if any customer from which the Company derives revenues during the pre-signing period shall, after the date of this Agreement, (i) terminate or reduce the level of services provided to it by the Company or any of its Subsidiaries and (ii) enter into any new or expanded contract for services with Parent or any affiliate of Parent, then the Company shall be deemed to have derived revenues from such customer during the pre-closing period in an amount equal to the revenues derived from such customer during the pre-signing period.

Section 3.2          Capitalization.  The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock").  As of the date of this Agreement: (A) 16,697,010 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 1,500,000 shares of Company Common Stock were reserved for grants of Options, Restricted Stock, and Restricted Stock Units under the 2006 Stock Incentive Plan (the "Stock Incentive Plan"), of which 647,500 shares of Company Common Stock were subject to issued and outstanding Options granted under the Stock Incentive Plan, no shares of Restricted Stock were issued and outstanding under the Stock Incentive Plan; and 90,000 shares of Company Common Stock were subject to issued and outstanding Restricted Stock Units granted under the Stock Incentive Plan; (D) 90,000 shares of Restricted Stock were reserved for issuance under the 2006 Non-Employee Directors Equity Rights Program (the "Non-Employee Director Program"), of which no shares of Restricted Stock were issued and outstanding; (E) 2,550,718 shares of Company Common Stock were subject to issued and outstanding Options granted under the 1996 Stock Option/Stock Issuance Plan (the "1996 Stock Incentive Plan"), and no shares of Restricted Stock were issued and outstanding under the 1996 Stock Incentive Plan and no Restricted Stock Units were issued and outstanding under the 1996 Stock Incentive Plan]; (F) 673,781 shares of Company Common Stock are available for issuance pursuant to the Company’s Employee Stock Purchase Plan (as amended, and together with the Company's International Employee Stock Purchase Plan and all stock agreements evidencing grants thereunder, the "Company ESPP"); and (G) all Options, Restricted Stock and Restricted Stock Units were granted under the Incentive Plans and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the Incentive Plans and forms of which have been made available to Parent).  The shares of Company Common Stock issuable pursuant to the Incentive Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Incentive Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.  All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to the Incentive Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.  There are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests in the Company or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event).  There are no existing registration covenants with respect to Company Common Stock or any other securities of the Company.  The Company has provided to Parent and Merger Sub a correct and complete list of each outstanding Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto.  Prior to the Closing, the Company will provide Parent and Merger Sub with a correct and complete list of any changes to such information as of the Closing Date.  To the knowledge of the Company after due inquiry, no stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Purchase Agreement and the Governance Agreement.

Section 3.3          Subsidiaries.  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.  Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Subsidiaries of the Company.  Except for the capital stock and voting securities of, and other equity interests in, the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.  There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary.  There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company's Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company's Subsidiaries or any other Person.

Section 3.4          Authority.

(a)           The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           The Company Board, acting upon the unanimous recommendation of the special committee of the Board of Directors, duly and unanimously (with three directors abstaining): (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the Purchase Agreement and the transactions contemplated thereby, (iii) resolved (subject to Section 4.2) to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting; (iv) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (v) determined that this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company and (vi) has approved this

Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby for the purposes of Section 203(a)(i) of the DGCL.

Section 3.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate in any material respect any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or any of its Subsidiaries or by which each of its or any of their respective properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company or its Subsidiaries pursuant to any of the terms, conditions or provisions of any material contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any permit, license or certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of its or their respective properties are bound or subject.

(b)           Except for applicable requirements of the Exchange Act, and filing of the Certificate of Merger and other documents required by the DGCL, neither the Company nor any of its Subsidiaries is required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

Section 3.6          SEC Filings; Financial Statements.

(a)           The Company has timely filed (after giving effect to any extended time for filing under Rule 12b-25 under the Exchange Act) all forms, reports, documents, proxy statements and exhibits required to be filed or furnished with the SEC since October 29, 2005 (collectively, the "Company SEC Reports"; provided, however, that the term Company SEC Reports shall be deemed to refer to the Draft Company 2008 Form 10-K and not to the Form 10-K actually filed by the Company with the SEC after the date hereof).  The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case, of the Draft Company 2008 Form 10-K, on the date of preparation and delivery to Parent, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of the Agreement, then on the date of such amending or superseding filing) and (ii) did not at the time they were filed (but after giving effect to any amendments thereto filed by the Company prior to the date hereof), or at the time prepared and delivered to Parent in the case of the Draft Company Form 10-K, and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries is required to file any form, report, proxy statement or other document with the SEC.

(b)           The consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC (or the date of preparation and delivery to Parent with respect to the Draft Company Form 10-K), and the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c)           Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company's draft Annual Report on Form 10-K for the fiscal year ended November 1, 2008 as attached to the Company Disclosure Letter (the "Draft Company 2008 Form 10-K") or in the footnotes to such balance sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for liabilities or obligations incurred since November 1, 2008 in the ordinary course of business consistent with past practice or in connection with this Agreement.

(d)           The Company is in compliance with, and has complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, "Sarbanes-Oxley").  The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company's ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company's internal controls.

(e)           Since November 1, 2008, none of the Company, the Company's independent accountants, the Company Board nor any committee of the Company Board has received any oral or written notification of any (x) "significant deficiency" in the internal controls over financial reporting of the Company, (y) "material weakness" in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting.

(f)           The Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 that will actually be filed by the Company with the SEC after the date hereof will not be, when filed, significantly and substantially different, in the aggregate, from the Draft Company 2008 Form 10-K attached to the Company Disclosure Letter.

(g)           For all purposes under this Agreement, the facts and circumstances related to any period ended on or commencing on November 1, 2008, shall refer only to those facts and circumstances disclosed in the Draft Company 2008 Form 10-K attached to the Company Disclosure Letter.

Section 3.7          Absence of Certain Changes or Events.  Since November 1, 2008, except as contemplated by this Agreement, there has not been:

(a)           any Effect that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect; or

(b)           any event, action or occurrence, that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(a),(b),(c), (f), (h), (i), (j), (k), (l), (n), or (p).

Section 3.8          Litigation.

(a)           There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or rights or any of its or their respective officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company's or any of its Subsidiaries’ compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries.  Neither the Company nor its Subsidiaries, nor any of its or their respective properties is subject to any order, judgment, injunction or decree related to the conduct of the respective businesses of the Company and its Subsidiaries.

(b)           To the knowledge of the Company, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or threatened against the Company’s Franchises or any of their respective properties or rights or any of their respective officers or directors in their capacity as such, before any Governmental Entity, nor, to the knowledge of the Company, are there any internal investigations (other than investigations in the ordinary course of the Company's or any of its Subsidiaries’ compliance programs) being conducted by the Company’s Franchises nor, to the knowledge of the Company, have any acts of alleged misconduct by the Company’s Franchises been reported to the Company or any of its

Subsidiaries.  To the knowledge of the Company, neither the Company’s Franchises, nor any of their respective properties is subject to any order, judgment, injunction or decree related to the conduct of the respective businesses of the Company’s Franchises.

Section 3.9          Franchises.

(a)           Compliance with Laws.  (i) The Company and its Subsidiaries have timely effected all filings, and registrations, including any updates and modifications based on material changes to reported items, required by applicable law for the offer and sale of franchises and the conduct of a franchising business required by their activities in every jurisdiction in which they operate or offer franchise opportunities, (ii) all offers and sales of franchises have been made pursuant to effective registrations, exemptions or exclusions as required by applicable law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchising Contracts and related documents were provided on a timely basis as required by applicable law applicable to the transaction, and (iii) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Governmental Entity was correct and complete in all material respects when delivered or provided, made all disclosures required by applicable law, and did not omit to state any material fact necessary to make the disclosures contained in the disclosure document not misleading.

(b)           Franchise Registrations.  All franchise registrations and required updates and modifications thereof of the Company and its Subsidiaries remain in full force and effect and are not subject of any existing or, to the knowledge of the Company, threatened, claim, action, suit or proceeding which might, in whole or in part, result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which may impede or preclude the Company's ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchising Contracts in any jurisdictions in any material respect.

(c)           FTC Rule.  The Company is in compliance, and has since October 29, 2005 been in compliance, in all material respects with the applicable requirements of the FTC Trade Regulation Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" (the "FTC Rule"), and is in compliance, and has since October 9, 2006 been in compliance, in all material respects, with the applicable requirements of law pertaining to the offer and sale of franchises.

(d)           UFOC, FDD Disclosure.  Since October 29, 2005, each uniform franchise offering circular or franchise disclosure document, as applicable, of the Company and its Subsidiaries (each, an "UFOC" or “FDD”), was in material compliance, as of the effective date of such UFOC of FDD, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure laws of those states with which the Company has obtained registration or exemption of franchise offers and sales.

(e)           Certain Violations. The Company is not subject to a notice of violation of the FTC Rule or any franchise registration law, and the Company is not the subject of any cease and desist order issued by the Federal Trade Commission regarding the Company's franchising activities.

(f)           Exclusivity Arrangements.  Except as set forth in the Franchising Contracts, or except as may be granted by operation of law, no Franchisee or developer of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates which in any case would be material to the Company (collectively, the "Territorial Rights") pursuant to which (i) the Company or any of its affiliates is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or expansion of the Franchisee's territory.  Except as may be granted by operation of law, no Franchisee's Territorial Rights conflict with the Territorial Rights of any other Franchisee.  The consummation of the transactions contemplated hereby will not cause the Company to violate or breach any provisions with respect to Territorial Rights under any Franchise Agreements, licenses or area development agreements between the Company, any Subsidiary or any Franchisee.

(g)           Certain Additional Matters.  Section 3.9(g) of the Company Disclosure Letter sets forth a true and complete list of each Franchise of the Company, setting forth the location of such Franchise, the operator thereof, the date of termination of the applicable Franchise relationship, the royalty rate or other payment arrangements applicable thereto and whether the applicable Franchisee owes any amounts to the Company or any of its Subsidiaries, whether pursuant to a loan, royalty abatement or otherwise.  The Franchising Contracts previously provided by the Company to Parent and Merger Sub accurately reflect in all material respects, the royalty and other payment arrangements applicable to the subject Franchisee, and there has been no material amendment, modification or waiver, whether written or oral, of any such royalty or fee arrangement.

(h)           No Brokers.  The Company and its Subsidiaries do not, and have not, engaged any Person or entity to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract. No Person or entity other than the Company, the Subsidiaries and their respective employees has been involved in the identification, recruitment, lead generation and solicitation of prospective franchisees.

(i)           No Consent.  The Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.

(j)           Insolvencies.  To the knowledge of the Company, there are no pending or threatened, insolvencies or bankruptcies of any Franchisee.

Section 3.10        Employee Benefit Plans.  Section 3.10 of the Company Disclosure Letter sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, severance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers' compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed, or entered into to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a "single employer" for purposes of Section 414 of the Code or Section 4001 of ERISA (an "ERISA Affiliate") for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the "Employee Plans").  The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the "summary plan description" (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the two most recent annual and periodic accountings of related plan assets, if any.  Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a material tax liability imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan.  All Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code.  There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.  Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter (or is a prototype document for which the opinion letter of the sponsor may be relied upon) from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder.  All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time in accordance with GAAP or in a manner consistent with past practice.  Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.  No Employee Plan provides coverage for medical, surgical, hospitalization, or similar health benefits or death benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Section 3.10 or 3.17 of the Company Disclosure Letter.  No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries.  No amounts payable under any Employee Plan or otherwise as a result of the transactions contemplated by this Agreement (either alone or in combination with another event) will fail to be deductible to the Company or the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 280G of the Code.  The consummation of the transactions contemplated by this

Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company or its Subsidiaries to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment.  Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, nor any Subsidiary, nor any ERISA Affiliate is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.  No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan have been made to current or former employees or directors (or any of their representatives or beneficiaries) of the Company or any Subsidiary that are not in accordance with the terms and conditions of the Employee Plans.

Section 3.11        Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and on the date of any Company Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If, at any time prior to the date of the Company Stockholders' Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub.  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent specifically for inclusion in the Proxy Statement.

Section 3.12        Conduct of Business; Permits; Compliance with Laws.  Since November 1, 2008, the business of the Company has not been and is not being conducted in default or violation in any material respect of any term, condition or provision of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any note, bond, mortgage or indenture or any material contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company, its Subsidiaries or any of its or their respective properties or assets may be bound, or (iii) any federal, state, or county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company, its Subsidiaries or its or their respective businesses, including, without limitation, Regulatory Laws, except, in the case of the foregoing clause (ii), where such default or violation would not reasonably be expected to result in a Material Adverse Effect.  The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, "Permits") held by the Company and its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written claim or notice that not it or they are not in compliance with, or, to the knowledge of the Company, not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.  None of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

Section 3.13        Taxes.

(a)           The Company and its Subsidiaries have duly and timely filed all material Tax Returns required to be filed by them, and all such material Tax Returns are true, correct and complete in all material respects.

(b)           The Company and its Subsidiaries have timely paid all material Taxes required to be paid by (whether or not shown due on any Tax Return).

(c)           The Company has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company or its Subsidiaries not yet due.

(d)           The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over.

(e)           Neither the Company nor any of its Subsidiaries have received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to the Company or any of its Subsidiaries.

(f)           No written claim has been made by any tax authority in a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(g)           No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

(h)           There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(i)           The Company is not a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other Person, and the Company (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(j)           The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through and including October 29, 2005.  All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(k)           Neither the Company nor any of its Subsidiaries have participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)           There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(m)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.

(n)           The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company or its Subsidiaries and (ii) any closing agreements entered into by the Company or its Subsidiaries with any Tax authority, in each case (A) existing on the date hereof and (B) dated on or after January 1, 2002.

(o)           The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)           The Company has not constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

Section 3.14        Environmental Matters.

(a)           The Company and its Subsidiaries are, and have been since October 29, 2005, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).  Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b)           There is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

(c)           To the knowledge of the Company, there are no material past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that would form the basis of any Environmental Claim against the Company, its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries have or may have retained or assumed either contractually or by operation of law.

(d)           The Company has delivered or made available to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company which have been prepared since October 29, 2005 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or its Subsidiaries, or regarding the Company's or its Subsidiaries' compliance with applicable Environmental Laws.

Section 3.15        Real Property; Title to Assets; Liens.

(a)           Leased Real Property.

(i)           Set forth in Section 3.15(a) of the Company Disclosure Letter is a list of all real property leased by the Company or any of its Subsidiaries as of the date hereof.  Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company or its respective Subsidiary.  Each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company or its respective Subsidiary and, to the knowledge of the Company, each other party thereto, enforceable against the

Company or its respective Subsidiary and, to the knowledge of the Company, each other party thereto in accordance with its terms.

(ii)            True, correct and complete copies of the Real Property Leases have been made available to Parent and Merger Sub prior to the date hereof and such Real Property Leases have not been amended or modified since that date;

(iii)           (A) there are no material disputes with respect to any Real Property Lease; and (B) neither the Company nor any of its respective Subsidiaries nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, and to the knowledge of the Company, no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iv)           no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transactions contemplated herein;

(v)           none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens); and

(vi)           neither the Company nor any of its Subsidiaries owe, nor will owe in the future, any brokerage commissions or finder's fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company's financial statements.

(b)           Owned Real Property.  The Company does not own any real property.

(c)           Personal Property.  The Company and its Subsidiaries have good and marketable fee title to, or, in the case of leased assets, have good and valid leasehold interests in, all other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the business of the Company or its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens.

Section 3.16        Intellectual Property.

(a)           Section 3.16 of the Company Disclosure Letter sets forth a true, correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) unregistered copyrights in Software, in each case, which is owned by the Company or its Subsidiaries. The Company or its respective Subsidiary is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth in Section 3.16 of the Company Disclosure Letter, and all such Intellectual Property Rights are subsisting, valid, and enforceable.

(b)           To the Company's knowledge, the Company owns or has a valid right to use, free and clear of all material Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company, taken as a whole.

(c)           Neither the Company nor any of its Subsidiaries have infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party.  There has been no such claim asserted or, to the knowledge of the Company, threatened in writing since October 29, 2005, against the Company or any of its Subsidiaries.

(d)           To the Company's knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have asserted or threatened such a claim against any Person since October 29, 2005.

(e)           As used herein, "Intellectual Property Rights" means all U.S. and foreign (i) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations substitutions and extensions thereof ("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

Section 3.17        Material Contracts.

(a)           As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)             any "material contract" (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii)            any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that provides for future aggregate annual payments by the Company or any of its Subsidiaries of $100,000 or more;

(iii)           any contract or agreement for the sale, license (as licensor) or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, that provides for future aggregate annual payments to the Company or any of its Subsidiaries of $100,000 or more;

(iv)           any material written contract (or agreement) relating to the Traditional Franchises or the Licensed Franchises, including the Franchising Contracts;

(v)            any non-competition agreement or any other agreement or obligation which purports to limit, or which after the Effective Time would reasonably be expected to limit, in any material respect the manner in which, or the localities in which, the business of the Company or its Subsidiaries or affiliates may be conducted;

(vi)           any contract (including any employment, compensation, incentive, retirement, loan or severance arrangements) with any current stockholder, director, manager, officer, employee or agent of the Company or any of its Subsidiaries that requires the Company or any Subsidiary to pay annual compensation in excess of 100,000;

(vii)           any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(viii)          mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $100,000;

(ix)           any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $100,000;

(x)            other contracts whose terms exceed one year and are not cancelable by the Company or any of its Subsidiaries, as applicable, on notice of 60 or fewer days without payment by the Company or any of its Subsidiaries after the date hereof of more than $100,000;

(xi)           any contract for the sale of any assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $100,000;

(xii)           any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or another Subsidiary of the Company;

(xiii)          any voting or other agreement governing how any shares of Company Common Stock shall be voted other than the Purchase Agreement and the Governance Agreement; or

(xiv)          any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or is bound are collectively referred to herein as "Company Material Contracts."

(b)           Each Company Material Contract is valid and binding on the Company or its respective Subsidiary (to the extent that it is a party thereto) and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and its respective Subsidiary (to the extent that it is a party thereto) and, to the knowledge of the Company, each other party thereto, have performed in all material respects all obligations required to be performed by it to date under each Company Material Contract.  Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, or terminated, nor has the Company or its respective Subsidiary or, to the knowledge of the Company, any other party thereto, given or received notice of, any violation or default or termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract.  The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Company Material Contracts.

Section 3.18        Insurance.  Section 3.18 of the Company Disclosure Letter sets forth a list of the insurance policies currently maintained by the Company or any of its Subsidiaries (the "Insurance Policies").  Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  Other than the Company's directors' and officers' liability insurance policy, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.  The Company and each of its respective Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.  No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy.  All material claims under the Insurance Policies have been filed in a timely fashion.  Since the Company's formation, to the knowledge of the Company, there have been no historical gaps in insurance coverage of the Company or any of its Subsidiaries.

Section 3.19        Collective Bargaining; Labor Disputes; Compliance.

(a)           Since October 29, 2005, to the knowledge of the Company, neither the Company, its Subsidiaries, nor any of its or their respective Employees, agents, or representatives has committed any material unfair labor practice as defined in the National Labor Relations Act.  There are no labor agreements, shop agreements, work rules or practices, or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is bound.  There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the Employees of the Company or any of its Subsidiaries.  No Employee is represented by any labor union, labor organization, trade union, or works council.

(b)           To the knowledge of the Company, neither the Company nor any of its Subsidiaries are currently, and have not been since October 29, 2005, the subject of any labor union organizing activities, and, to the knowledge of the Company, there are no labor union organizing activities with respect to the Employees.  No labor union, labor organization, trade union, works council, or group of Employees has made a pending demand in writing for recognition or certification with respect to the Company or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  Neither the Company nor any of its Subsidiaries are, and have not been since October 29, 2005, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such activity been threatened since October 29, 2005.

(c)           Section 3.19(c) of the Company Disclosure Letter sets forth the written personnel manuals, handbooks, policies, rules or procedures and material unwritten such arrangements applicable to Employees.

(d)           Since November 1, 2008, neither the Company nor any of its Subsidiaries have entered into any employment-related agreements or contracts, including but not limited to, employment agreements, consulting agreements, severance agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements, other Employee agreements, that require the Company or any of its Subsidiaries to pay annual or a lump sum compensation, other than compensation as a result of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby, each of which are covered by paragraph (e) below, individually or in the aggregate, in excess of $100,000.

(e)           There are no employment agreements, severance agreements or severance plans or other documents, arrangements or understandings (whether written or oral) requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company's or its Subsidiaries respective directors, officers or Employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(f)           Since November 1, 2008, neither the Company nor any of its Subsidiaries have received any written notice that any Employee is, and no Employee is, in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, material retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lock-up agreement, deferred compensation agreement, retirement agreement, other material Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(g)           Since October 29, 2005, the Company and each of its Subsidiaries has complied, in all material respects, with all laws respecting employment and employment practices including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining and all applicable occupational safety and health acts and laws.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its Employees, customers or suppliers.  No action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before the Equal Employment Opportunity Commission or any other Governmental Entity brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, labor organization or other representative of the Employees has been brought against the Company or any of its Subsidiaries since October 29, 2005, or to the knowledge of the Company, is threatened in writing against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Employees or employment practices relating to the Employees.  Since October 29, 2005, neither the Company nor any of its Subsidiaries has been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid which are, individually or in the aggregate, of a material amount.

(h)           To the knowledge of the Company, since October 29, 2005, neither the Company nor any of its Subsidiaries has received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it or its respective Subsidiaries, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against it or its respective Subsidiaries, (iii) written notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i)           To the knowledge of the Company, since October 29, 2005, the Company and each of its Subsidiaries has at all times properly classified (including for purposes of tax law) each of its Employees as employees, and each of its independent contractors as independent contractors, as applicable, and has treated each such Person classified by it as an employee or independent contractor consistently with such status.  There is no proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person challenging or questioning the classification of any Person as an employee or an independent contractor, including, without limitation, any claim for unpaid benefits, for or on behalf of, any such Person.

(j)           The Company and each of its Subsidiaries are, and have been, in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") and any similar state or local law relating to plant closings and layoffs.  None of the Employees have suffered an "employment loss" (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(k)           Substantially all of the Employees have entered into an Employment Contract containing confidentiality and non-solicitation provisions, substantially in the form included in Section 3.19(k) of the Company Disclosure Letter (an "Employment Contract").  Each such Employment Contract is, and at the Effective Time will be, in full force and effect and has not been amended or modified other than such agreements which, individually or in the aggregate, would reasonably by expected to result in a Material Adverse Effect.

Section 3.20        Transactions with Affiliates.  All transactions, agreements, arrangements or understandings between the Company and the Company's affiliates or other Persons, (an "Affiliate Transaction"), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed.  There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.  In the good faith judgment of the Company Board, each Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable, in the aggregate, to the Company or any of its Subsidiaries as would have been obtainable by the Company or any of its Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.21        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22        Opinion of Financial Advisor.  The special committee of the Company Board has received a written opinion of Robert W. Baird & Co. Incorporated to the effect that, based on the assumptions, qualifications and limitations contained therein, as of the date hereof, the Merger Consideration to be received by the Company's stockholders as provided herein is fair, from a financial point of view, to such stockholders.  The Company will provide a copy of such written opinion to Parent and Merger Sub as soon as reasonably practicable.  The Company has made available to Parent and Merger Sub a true and complete copy of the engagement letter between the special committee of the Company Board and Robert W. Baird & Co. Incorporated.

Section 3.23        Control Share Acquisition.  No restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection," "interested stockholder" or other similar anti-takeover statute or regulation (each, a "Takeover Statute"), or any similar restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Purchase Agreement.

Section 3.24        Vote Required.  The affirmative vote of at least 51% of the combined voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is the only vote of the Company's stockholders necessary (under applicable law or otherwise), to approve this Agreement and the transactions contemplated by this Agreement, including the Merger (the "Company Stockholder Approval").

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1          Conduct of Business Pending the Merger.  The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company and each of its Subsidiaries shall be conducted only in, and the Company shall not and shall not permit any of its Subsidiaries to, take any action except (i) in the ordinary course of business or (ii) as expressly contemplated by this Agreement or (iii) as set forth in Section 4.1 of the Company Disclosure Letter; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries taken as a whole), to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations and pay all applicable Taxes when due and payable.  In determining whether to consent to an action proposed to be taken by the Company prior to the Closing Date for which the consent of Parent is required under Section 4.1(d), the parties hereto acknowledge and agree that Parent may take into account, among other factors, the impact of the proposed action on the financial condition of the Company and its Subsidiaries, taken as a whole, as of the Effective Time and whether such action is reasonably necessary or appropriate for the conduct of the Company's business during the period prior to the Closing Date.  Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           amend (i) its Certificate of Incorporation or By-Laws or the governing documents of any of its Subsidiaries or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(b)           (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other securities, other than in connection with the exercise of an option or the payment of withholding taxes in connection therewith, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or (C) other securities of the Company or its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Incentive Plans as in effect on the date hereof, or (iv) split, combine or reclassify any outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock;

(c)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets other than equipment and supplies in the ordinary course of business consistent with past practice;

(d)           except in the ordinary course of business, amend, enter into or terminate any Company Material Contract or any contract or agreement which would have constituted a Company Material Contract if in existence as of the date hereof involving amounts in excess of $100,000, or waive, release or assign any material rights or claims thereunder;

(e)           amend in any material respect (other than to reduce rent or payments thereunder, cancel tenant improvements or reduce the term) or terminate any Real Property Lease or enter into any agreement which could constitute a Real Property Lease;

(f)           other than pursuant to existing arrangements as set forth in the Company Disclosure Letter, outsource any operations, including with respect to information technology systems;

(g)           transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than sales of excess or obsolete assets in the ordinary course of business;

(h)           except as required to comply with applicable law, an existing Company Material Contract or this Agreement, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business, (ii) increase in any manner the compensation or fringe benefits of, or pay or agree to pay any bonus or severance or similar payment to, any director or officer or, other than in the ordinary course of business, any other employee, (iii)

other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(i)           (i)  incur or assume any material indebtedness other than as contemplated by, or permitted under or pursuant to, the Financing Agreement or the Subordinated Loan Agreement, (ii) incur or modify any other material indebtedness, other than entering into or amending or modifying any forbearance or similar agreements provided such amendments, modifications or agreements do not require payment by the Company of fees in excess of $50,000 in the aggregate, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice, or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(j)           change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used unless required by a change in applicable law or GAAP;

(k)           make any material Tax election or change in any material Tax election, amend any Tax Returns or enter into any settlement or compromise of any material Tax liability of the Company or its Subsidiaries;

(l)           pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $250,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(m)           enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, or material labor agreement, work rule or practice, or any other material labor-related agreement or arrangement;

(n)           enter into or amend any material agreement or arrangement with any of the Company's or its respective Subsidiaries' officers, directors, employees or any "affiliate" or "associate" of any of the Company's or its respective Subsidiaries' officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(o)           enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(p)           make, authorize or agree to make any material capital expenditures, or enter into any agreement or agreements providing for payments by the Company or its Subsidiaries in excess of $125,000 in the aggregate;

(q)           enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(p) of this Section 4.1; and

(r)           take any action that would, or is reasonably likely to, cause any of its representations and warranties contained in this Agreement to become untrue, or cause any of the conditions to the Merger set forth in Article VI of this Agreement to not be satisfied.

Section 4.2          No Solicitations.

(a)           The Company agrees that neither it, nor any Subsidiary of the Company, nor any of its or its Subsidiaries officers and directors, shall, and that it shall instruct and use its commercially reasonable efforts to cause its and their other officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives") not to, directly or indirectly (i) knowingly solicit, initiate, encourage, facilitate or induce any inquiry with respect to or that would reasonably be expected to lead to, or the making, submission or announcement of, any Company Alternative Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (iii) approve, endorse or recommend any Company Alternative Proposal, or (iv) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal (except for confidentiality agreements specifically permitted pursuant to Section 4.2(c)).  The Company shall immediately terminate, and shall cause its Subsidiaries and its and their Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any third party with respect to a Company Alternative Proposal and shall immediately request the return of all related information.

(b)           Immediately after receipt of any inquiries, proposals or offers related to, or if any information is requested with respect to, or any negotiations or discussions are sought in connection with a Company Alternative Proposal, the Company shall notify Parent of such, and the identity of the Person or group of Persons involved, and shall provide copies of any written materials related thereto, and shall keep Parent informed on a reasonably current basis with respect to the status, terms, discussions and negotiations with respect to such inquiry, proposal or offer or any amendment thereto.

(c)           Notwithstanding anything in this Agreement to the contrary, if prior to the receipt of the Company Stockholder Approval (i) the Company receives a Company Alternative Proposal which (x) constitutes a Company Superior Proposal or (y) which the Company Board determines in good faith, after consultation with its outside financial and legal advisors, would reasonably be expected to result in a Company Superior Proposal by the Person

(or group of Persons) making such Company Alternative Proposal and (ii) prior to taking the actions in (A) and (B) below, the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with such directors' fiduciary duties under applicable law, then, prior to receipt of the Company Stockholder Approval, the Company may take the following actions:  (A) furnish (or cause to be furnished by its Representatives) nonpublic information to the Persons (or group of Persons) making such Company Alternative Proposal and its Representatives and financing sources, if, and only if, prior to so furnishing such information, the Company receives from the persons (or group of persons) and its Representatives and financing sources an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company and its Subsidiaries than the provisions contained in the Confidentiality Agreement, and (B) engage in discussions or negotiations with the Persons (or group of Persons) and its Representatives with respect to the Company Alternative Proposal.

(d)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or issuing any "stop-look-and-listen" communication, if, in the good faith judgment of the Company Board, after consultation with its outside legal advisors, such disclosure is required under applicable law; provided that, (i) such disclosure shall be made at the latest time permissible under applicable law and (ii) if such disclosure has the substantive effect of a Company Change of Recommendation, it shall be deemed a Company Change of Recommendation.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1          Proxy Statement.

(a)           As promptly as is reasonably practicable after the date hereof, the Company shall prepare and file, or cause to be prepared and filed, with the SEC the proxy statement (together with the letters to stockholders, notices of meeting and forms of proxies to be distributed to stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith collectively, the "Proxy Statement") which shall (i) except to the extent provided in Section 5.2(a), include the recommendation of the Company Board that the Company's stockholders adopt this Agreement and the transactions contemplated hereunder and (ii) comply in all material respects with the provisions of the Exchange Act.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company's stockholders promptly following clearance by the SEC of the Proxy Statement (or, if applicable, following the date on which the SEC staff advises that it has no further comments and that the Company may commence mailing the Proxy Statement); provided that the Company shall provide written notice to Parent at least two (2) business days prior to the mailing of the Proxy Statement pursuant hereto.  Each party shall promptly notify the other party upon the receipt by it or any of its Subsidiaries of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide the other party with copies of all correspondence between it or its Subsidiaries, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

(b)           The Company agrees that none of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, unless Parent has informed the Company in writing in a clear manner, within a reasonable time prior to its use, that such information should not be so included or incorporated by reference.

(c)           If at any time prior to the Company Stockholders' Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information (or the party whose Subsidiary discovers such information) shall promptly notify the other party, and an appropriate amendment, supplement or other filing incorporated by reference into the Proxy Statement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company in each case, as promptly as reasonably practicable.

Section 5.2          Meeting of Stockholders of the Company.

(a)           The Company shall, in accordance with the DGCL and its certificate of incorporation and by-laws, duly call, give notice of, and, following the mailing of the Proxy Statement, convene and hold the Company Stockholders' Meeting and shall, through the Company Board, recommend to its stockholders the adoption of this Agreement and the transactions contemplated hereunder (the "Company Recommendation").  The Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereunder.  Except as expressly set forth in this Section 5.2, the Company Board shall not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Recommendation.  Notwithstanding anything in this Agreement to the contrary, the Company Board may withdraw, amend or modify the Company Recommendation (a "Company Change of Recommendation") if the Company Board has concluded in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to effect a Company Change of Recommendation would be inconsistent with such directors' fiduciary duties under applicable Law; provided that if such Company Change of Recommendation is as a result of a Company Alternative Proposal, the Company Board shall have concluded in good faith after consultation with its outside financial and legal advisors that such Company Alternative Proposal is a Company Superior Proposal.

In the event that, subsequent to the date of this Agreement and prior to the Company Stockholders' Meeting, there shall have been a Company Change of Recommendation, unless this Agreement is terminated by the Company or Parent, as the case may be, pursuant to Article VII, the Company shall nevertheless submit this Agreement to the holders of Company Common Stock for adoption at the Company Stockholders' Meeting.

(b)           No Company Change of Recommendation may be made until (A) at least three (3) business days have elapsed following Parent's receipt of written notice from the Company advising Parent that the Company Board currently intends to take such action and the basis therefor, including all information considered in making such decision and (B) the Company has (during such three (3) day period) given Parent the opportunity to propose to the Company revisions to the terms of the transactions contemplated by this Agreement, and the Company and its representatives shall have, if requested by Parent, negotiate in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.  In determining whether to make a Company Change of Recommendation in response to a Company Alternative Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement suggested by Parent and any other information provided by Parent in response to such notice.  Any material amendment to any Company Alternative Proposal will be deemed to be a new Company Alternative Proposal for purposes of this Section 5.2.

(c)           Notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Stockholders' Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement, or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders' Meeting or to obtain the Company Stockholder Approval and (ii) for a period not to exceed five (5) business days upon the occurrence of a state of facts, event, circumstance, change or effect, which the Company determines in good faith could reasonably be likely to result in a Company Change of Recommendation; provided that the foregoing shall not affect Parent's right to terminate this Agreement pursuant to Section 7.1(g).

Section 5.3          Additional Agreements.  The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.4          Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, in each case in accordance with Section 8.2, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not reasonably be expected to be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not reasonably be expected to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.5          Access to Information.

(a)           From the date hereof to the Effective Time, the Company shall and shall cause its directors, officers, employees, auditors and agents to, (i) afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub and the anticipated sources of the Financing or any alternative financing (the "Parent Representatives")reasonable access at reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), (ii) provide, all cooperation reasonably necessary in connection with the Financing or any alternative financing, including, but only to the extent reasonably necessary, participation in meetings and due diligence sessions and the provision of Company-specific information necessary for the preparation of definitive financing documentation, information memoranda and similar documents, and the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, audited and unaudited financial statements, and legal opinions in each case, as may be reasonably requested by Parent or Merger Sub, and taking such other actions as are reasonably required to be taken by the Company in the Commitment Letters or pursuant to alternative financing arrangements, and (iii) make available or furnish to Parent and Merger Sub and the Parent Representatives, all financial, operating and other data and information that Parent and Merger Sub and the Parent Representatives may reasonably request; provided, however, that the Company shall be reimbursed promptly by Parent for all reasonable, documented, third-party out-of-pocket expenses incurred in connection with the foregoing.  No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company contained in this Agreement.

(b)           The Company shall use its commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at Closing.

(c)           Nothing contained in this Section 5.5 shall require (i) the Company or any of its Subsidiaries (or their respective officers, directors, employees or other representatives) to engage in any action that would interfere unreasonably with the business of the Company and its Subsidiaries or (ii) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time.  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors, employees and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith except (i) with respect to information supplied by the Company, its Subsidiaries and representatives specifically for inclusion or incorporation by reference therein and/or (ii) to the extent such losses and damages arise from the gross negligence, willful misconduct or fraud of the Company or any of its or its Subsidiaries’ officers, directors, employees or representatives.

(d)           Each of Parent and Merger Sub agrees that it shall, and shall direct the Parent Representatives, to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination hereof.

Section 5.6          Public Announcements.  Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or applicable stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.  Notwithstanding the foregoing, Parent, Merger Sub and the Company agree that the initial press release to be issued with respect to the transactions contemplated hereby will be in the form heretofore agreed to by the parties.  For the avoidance of doubt, each of the parties hereby acknowledges and agrees that customary communications by Parent and Merger Sub with Employees for purposes of transition planning, retention and similar purposes shall not be considered public statements or announcements within the meaning of this Section 5.6 and shall not require the prior written consent of the Company.

Section 5.7          Approval and Consents; Cooperation.  Each of the Company, Parent and Merger Sub shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Letter (collectively, the "Required Approvals"), (b) taking all commercially reasonable steps as may be necessary to obtain all such Required Approvals (provided that in no event shall the Company be required to pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger), and (c) obtaining estoppel certificates with respect to each Leased Real Property.

Section 5.8          Further Assurances.  In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and the Surviving Corporation shall take any such reasonably necessary action.

Section 5.9          Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing or at any time hereafter arising in favor of the current or former directors or officers, as the case may be (the "Indemnified Parties"), of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time.  For a period of six (6) years from and after the Effective Time, (i) Parent shall cause the Surviving Corporation to maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company and its Subsidiaries and (ii) Parent cause the Surviving Corporation to, and shall itself, indemnify and hold harmless the Indemnified Parties to the fullest extent permitted by applicable law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction, (such determination shall have become final) that such Person is not entitled to indemnification), judgments, fines and, subject to approval by Parent (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual civil, criminal or administrative actions, suits, litigations, arbitrations, mediations, claims, hearings, inquiries, investigations or other proceedings ("Actions") to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b)           For a period of six (6) years from and after the Effective Time, Parent shall itself (and shall cause the Surviving Corporation to) either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries, or provide substitute policies or purchase a "tail policy," in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay, with respect to such insurance policies, in respect of any one policy year more than two hundred and fifty percent (250%) of the annual premium paid by the Company for such insurance under the current policy year ending on May 30, 2009 (as set forth on Section 5.9(b) of the Company Disclosure Letter, the "Maximum Amount"), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(b) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(c)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.9, upon learning of any such Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent and/or the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party.  In the event of any such Action, (arising after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, or among the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay, or shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that (i) the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d)           The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.  Parent shall itself (and shall cause the Surviving Corporation to) advance expenses, including reasonable fees and expenses of counsel, to an Indemnified Party as incurred to the fullest extent permitted under applicable law upon receipt from the applicable Indemnified Party of an undertaking to repay such advances if it is ultimately determined such Person is not entitled to indemnification.

(e)           The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries or applicable law.

Section 5.10        Continuation of Employee Benefits.  From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, Employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors,

Employees or consultants described in Section 5.10 of the Company Disclosure Letter.  Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any such assumed employee.  Nothing in this Section 5.10 or this Agreement shall alter the at-will nature of the employment of each Employee, or shall otherwise obligate Parent or the Surviving Corporation to employ or otherwise retain any Employee for a certain length of time.  Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

Section 5.11        Company ESPP.  The Company shall cause the Plan Administrator (as such term is defined in the Company ESPP) to promptly take all actions necessary in accordance with the Company ESPP to (i) ensure that no purchase period under the Company ESPP commences after the date hereof and, if necessary, to (ii) set a New Purchase Date (as defined in the Company ESPP) with respect to all outstanding purchase rights granted pursuant to the Company ESPP such that all purchase rights existing immediately prior to the Effective Time shall be automatically exercised on or prior thereto.  The Company shall take an and all actions as may be necessary to terminate the ESPP as of the Effective Time.

Section 5.12        Financing; Forbearance Agreements; Subordinated Loan Agreement.

(a)           Parent and Merger Sub shall use (and shall use their respective commercially reasonably efforts to cause the Non-Lender Parties to use) their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing consistent with the terms specified and described in the Commitment Letters, including using commercially reasonable efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy on a timely basis all terms, covenants and conditions applicable to Parent set forth in the Commitment Letters, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Commitment Letters and (iv) consummate the Financing at or prior to Closing and in any event within ten (10) days after the condition described in Section 6.1(a) (Stockholder Approval) has been satisfied and (e) seek to enforce its rights under the Commitment Letters.  Notwithstanding anything to the contrary in this Agreement, any failure on the part of a Non-Lender Party to use such Non-Lender Party’s commercially reasonable efforts as required by the preceding sentence shall be deemed to be a failure on the part of Parent and Merger Sub to use their respective commercially reasonable efforts as required by the preceding sentence.  Parent will furnish true and complete copies of all such definitive agreements promptly upon their execution.  Parent shall keep the Company promptly informed with respect to all material activity concerning the status of the Financing and promptly furnish to the Company any written or e-mail correspondence with any financing source that is a party to any of the Commitment Letters that is material to the Financing.  Parent shall provide the

Company with prompt notice of any material change with respect to the Financing that would reasonably be expected to impair, delay or prevent consummation of the Financing on the terms set forth in the Commitment Letters.

(b)           Parent shall use its commercially reasonable efforts to deliver to the Company, within twenty-one (21) days after the date of this Agreement, a commitment letter or commitment letters issued by Bank of the West or other lender(s) acceptable to Travelers Insurance Company, to provide financing in the amount of the Financing Agreement Repayment Amount to replace the Commitment Letters and on terms no less favorable to Parent and Merger Sub (the "Aggregated Commitment Letter").

(c)           Without limiting the foregoing provisions of paragraph (a) and (b), Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) any Commitment Letter or, if obtained, the Aggregated Commitment Letter shall expire or be terminated for any reason or, (ii) any Commitment Letter or, if obtained, the Aggregated Commitment Letter shall be modified in a manner materially adverse to Parent for any reason, or (iii) Parent learns of any other information which it believes is material to the availability of the Financing or the ability of Parent to consummate such Financing.  To the extent that any of the events described in the foregoing clauses (i), (ii), and (iii) of the immediately preceding sentence occurs, at the request of the Company, Parent shall use its commercially reasonable efforts, as promptly as practicable, to arrange to obtain alternative financing from alternative sources in an amount sufficient to cover the Financing Agreement Repayment Amount on terms no less favorable to Parent and Merger Sub than those included in the original Commitment Letters in the aggregate or the Aggregated Commitment Letter, if obtained, and to obtain, and provide the Company with true and complete copies of, a new fully-executed financing commitment letter or letters that provide for at least the same amount of financing as the original Commitment Letters in the aggregate and on terms no less favorable to Parent and Merger Sub than those included in the original Commitment Letters and, if pertaining to the Aggregated Commitment Letter, from Bank of the West or other lender(s) acceptable to Travelers Insurance Company (the “New Commitment Letters”).  If applicable, Parent and Merger Sub shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Financing consistent with the terms specified and described in the New Commitment Letters, including using commercially reasonable efforts to (i) maintain in effect the New Commitment Letters, (ii) satisfy on a timely basis all terms, covenants and conditions applicable to Parent set forth in the New Commitment Letters, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the New Commitment Letters, (iv) consummate the Financing at or prior to Closing and (v) seek to enforce its rights under the New Commitment Letters.  In the event New Commitment Letters or the Aggregated Commitment Letter are or is obtained, references in this Agreement to the Commitment Letters shall be deemed to refer to the New Commitment Letters or the Aggregated Commitment Letter, as applicable, and references in this Agreement to the Financing shall be deemed to refer to the financing contemplated by the New Commitment Letters or the Aggregated Commitment Letter, as applicable.  Parent and/or Merger Sub shall not amend or alter, or agree to amend or alter, any Commitment Letter in any manner that would prevent or materially impair or delay the consummation of the Merger without the prior written consent of the Company.

(d)           The Company and its Subsidiaries shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to remain in compliance with the terms and conditions of and continue in full force and effect the Subordinated Loan Agreement and any extension or amendment thereof until such time as the transactions contemplated by the Purchase Agreement are consummated.  Without limiting the foregoing, the Company agrees to notify Parent promptly, if at any time subsequent to the date of this Agreement and prior to the Closing Date, the Company shall receive any written notice of a default or breach by the Company or any of its Subsidiaries with respect to the Financing Agreement, the Forbearance Agreements (including such agreements to forbear the amounts due under the Financing Agreement through the Effective Time) or the Subordinated Loan Agreement.

Section 5.13        Takeover Statutes.  If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.14        Disposition of Litigation.  In connection with any litigation which may be brought against the Company, its Subsidiaries or any of its or their respective directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent's and Merger Sub's counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent's and Merger Sub's prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.15        Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The Nasdaq Stock Market and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

Section 5.16        Insurance Claims.  The Company and its Subsidiaries shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to file all material claims outstanding which have not been previously filed under the Insurance Policies in a timely fashion.

Section 5.17        Purchase Agreement.  Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to cause the transactions contemplated by the Purchase Agreement to occur on or before the time immediately prior to the Closing.

Section 5.18        Remaining Commitment Letter.  Parent shall use its commercially reasonable efforts to deliver to the Company a commitment letter issued by Bank of America, N.A. or other reasonably acceptable financial institution (the "Remaining Commitment Letter") to provide financing on the terms set forth therein in an amount equal to at least $5,000,000 (the "Remaining Commitment Letter Amount"), which, when aggregated with the amount of the financing contemplated by the other Commitment Letters with Bank of the West, Community Bank of Nevada and Pacific Western Bank, would equal the Financing Agreement Repayment Amount, for the purpose of replacing the Financing Agreement.  In the event the Remaining Commitment Letter is obtained, references in this Agreement to the Commitment Letters shall be deemed to include the Remaining Commitment Letter, and references in this Agreement to the Financing shall be deemed to include the financing contemplated by the Remaining Commitment Letter.

Section 5.19        Parent Borrowing Availability.  From the date hereof until the time when Parent delivers the Aggregated Commitment Letter in accordance with Section 5.12(b), Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to maintain at least $5,000,000 in aggregate borrowing availability under the Parent First Lien Credit Agreement at all times during such period.  At any time upon the reasonable request of the Company, Parent shall obtain and provide to the Company copies of evidence with respect to Parent’s compliance with this Section 5.19; provided, however, that this Section 5.19 shall terminate at the time Parent delivers to the Company the Remaining Commitment Letter as set forth in Section 5.18.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1          Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the following conditions:

(a)           Stockholder Approval.  The Merger and this Agreement shall have received the Company Stockholder Approval.

(b)           No Challenge.  No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

Section 6.2          Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their agreements contained in this

Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b)           Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any "materiality" qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.  The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

(c)           Purchase Agreement.  Parent and DelStaff shall have consummated the transactions contemplated by the Purchase Agreement prior to the Effective Time.

Section 6.3          Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a)           Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b)           Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.4 (Authority), Section 3.23 (Control Share Acquisition), and Section 3.24 (Vote Required) shall be true and correct in all respects (except for immaterial inaccuracies in the case of Section 3.2 (Capitalization) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period).  The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifiers set forth therein) does not constitute a Material Adverse Effect.  Parent and Merger Sub shall have received a certificate of the Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c)           Consents.  The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed on Section 6.3(c) of the Company Disclosure Letter, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

(d)           Suits, Actions and Proceedings.  There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or would reasonably be expected to have a Material Adverse Effect.

(e)           Financing.  Parent or Merger Sub shall have received the aggregate amount of Financing available pursuant to the Commitment Letters and no Financing Failure shall exist as of the Effective Time.

(f)           Minimum Balance.  The Company shall provide to Parent and Merger Sub evidence acceptable to Parent and Merger Sub that the Company, as of the close of business on the business day immediately prior to the Closing Date, without giving effect to the transactions contemplated by this Agreement, holds, in an account or accounts controlled by the Company and not subject to any Liens or other restrictions except for those generally arising under the terms of the Financing Agreement, the Forbearance Agreements, the Subordinated Loan Agreement or any notes issued by the Company in exchange therefor, or applicable law, an aggregate amount equal to $9.5 million in cash and/or securities issued or unconditionally guaranteed or insured by the United States government having maturities of not more than 12 months from the Closing Date.

(g)           Governance Agreement.  The Company shall have delivered, prior to the Closing Date, copies of evidence that the Governance Agreement has been terminated and is of no further force or effect.

(h)           Purchase Agreement.  All of the conditions to closing set forth in Section 6 of the Purchase Agreement shall have been satisfied, or waived.

(i)           Material Adverse Effect. No Effect shall have occurred or come to exist since November 1, 2008, which, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(j)           Dissenting Shares.  The aggregate number of Dissenting Shares shall be less than 15% of the total number of outstanding shares of Company Common Stock at the Effective Time.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1          Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)           by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b)           by any party hereto, if the Effective Time shall not have occurred prior to the earlier of (i) ten (10) days following the date the Company Stockholders’ Meeting is held or (ii) one-hundred eighty (180) days from the date hereof (the "Termination Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement or the Purchase Agreement required to be performed by it at or prior to such date has been the principal cause of, or resulted in the failure of the Merger to have become effective on or before such date; or

(c)           by any party hereto, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall have used all reasonable best efforts to remove such injunction, order, decree or ruling; or

(d)           by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least ten (10) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e)           by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least ten (10) days prior to such termination, stating Parent and Merger Sub's intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f)           by Parent and Merger Sub or the Company, if, at the Company Stockholders' Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; except that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or a material breach of the Purchase Agreement by any party thereto other than Parent or Merger Sub; or

(g)           by Parent and Merger Sub, if (i) the Company Board (or any committee thereof), shall have effected a Company Change of Recommendation or approved or recommended to the Company’s stockholders a Company Alternative Proposal or resolved to do any of the foregoing, or (ii) the Company fails to call and hold the Company Stockholders' Meeting within forty-five (45) days after the Proxy Statement is cleared by the SEC; or

(h)           by the Company, if (i) (A) any of the Commitment Letters (including, for the avoidance of doubt, the Aggregated Commitment Letter, should it be issued) shall expire or be terminated for any reason and (B) Parent is unable to obtain New Commitment Letters within twenty-one (21) days of such expiration or termination, or (ii) the condition described in Section 6.3(e) (Financing) cannot be satisfied for any reason within ten (10) days after the condition described in Section 6.1(a) (Stockholder Approval) has been satisfied; or

(i)           by the Company, if (i) Parent shall not have delivered the Aggregated Commitment Letter in accordance with Section 5.12(b), or (ii) on the date the Aggregated Commitment Letter is delivered, the representations and warranties of Parent and Merger Sub set forth in Section 2.4 hereof shall not be true and correct in all material respects with respect to the Aggregated Commitment Letter as though it were one of the Commitment Letters referred to in such section; provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(i)(i) shall expire on the date that the Aggregated Commitment Letter is delivered; or

(j)           by Parent and Merger Sub, if any lender under the Financing Agreement shall exercise any material remedies available to such lender under the Financing Agreement by reason of an Event of Default and shall not have desisted from exercising such remedy within five (5) days thereafter; or

(k)           by the Company, if Parent is unable to maintain $5,000,000 in aggregate borrowing availability under the Parent First Lien Credit Agreement at any time during the period ending on the delivery of the Aggregate Commitment Letter set forth in Section 5.19; provided, however, that the Company's right to terminate this Agreement pursuant to this Section 7.1(k) shall expire at the time that Parent delivers to the Company the Remaining Commitment Letter as set forth in Section 5.18.

Section 7.2          Effect of Termination; Termination Fee Payable in Certain Circumstances.

(a)           Except as provided in Sections 7.2(b), (c) and (d) below, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Sections 8.2 through 8.15), without any liability or obligation resulting from or in connection with this Agreement on the part of any party or its directors, officers or stockholders except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys' fees) as a result of such breach.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Parent Confidentiality Agreement, all of which respective obligations shall survive termination of this Agreement in accordance with their respective terms.

(b)           In the event that (i) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g), (ii) (A) any Person shall have publicly made a Company Alternative Proposal after the date hereof and thereafter this Agreement is terminated by any party pursuant to Section 7.1 (b) or (f), and (B) within nine (9) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to a Company Acquisition shall have been entered into (and such Company Acquisition shall subsequently be consummated), or (iii) the Parent terminates this Agreement pursuant to Section 7.1(b) and at the time of such termination each of the conditions set forth in Sections 6.1 and 6.2 (other than the requirement to deliver certificates pursuant to Sections 6.2(a) and (b)) has been satisfied or waived, then the Company shall pay Parent a fee, in immediately available funds, in the amount of $2,000,000 (the "Company Termination Fee"), within two business days after such termination in the case of a termination described in clause (i) or (iii) above, or upon the occurrence of the Company Acquisition, in the event of a termination described in clause (ii) above.

(c)           In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(b) or 7.1(h)(ii) and at the time of the termination of this Agreement each of the conditions set forth in Sections 6.1 and 6.3 (other than Section 6.3(e) (Financing) and the requirement to deliver certificates pursuant to Sections 6.3(a) and (b)) has been satisfied or waived, without giving effect to whether such conditions are by their nature to be satisfied at a specified time, or (ii) the Company terminates this Agreement pursuant to Section 7.1(h)(i), then Parent shall pay the Company a fee, in immediately available funds, in the amount of $2,000,000 (the "Parent Termination Fee" and, together with the Company Termination Fee, the "Termination Fees" and each a "Termination Fee"), within two business days after such termination.

(d)           The parties hereto acknowledge and agree that, to the extent that a Termination Fee is payable hereunder (i) the sole and exclusive remedy of any party hereto shall be the receipt of such Termination Fee and (ii) upon payment of a Termination Fee, such party (and any other party which may be liable for the payment of such Termination Fee) shall be fully released and discharged from any other liability or obligation resulting from or in connection with this Agreement.  The parties further acknowledge and agree that in the event this Agreement is terminated by the Company pursuant to Section 7.1(i) or Section 7.1(k), no Termination Fee shall be payable to the Company and upon such termination the parties shall be fully released and discharged from any liability or obligation resulting from or in connection with this Agreement.  The parties hereto further acknowledge and agree that the Termination Fees are an integral part of this Agreement and the transactions contemplated hereby and that the Termination Fees constitute liquidated damages and not a penalty.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1          Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.2 and 8.3 shall survive termination indefinitely.

Section 8.2          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile or email if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to Parent or Merger Sub, to:

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention:     D. Stephen Sorensen
Telephone:   (805) 882-2202 (not official notice)
Facsimile:     (805) 898-7111
Email:           steve@selectremedy.com (not official notice)

and

Attention:     Stephen Biersmith
Telephone:   (805) 456-5237 (not official notice)
Facsimile:     (805) 898-7125
Email:           Stephen.Biersmith@selectfamily.com (not officialnotice)

with a copy, which shall not serve as a notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware  19899-0636
Attention:     Robert B. Pincus, Esq.
Telephone:   (302) 651-3090
Facsimile:     (302) 651-3001
Email:           bpincus@skadden.com

(b)           if to the Company, to:

Westaff, Inc.

298 North Wiget Lane
Walnut Creek, California 94598-2453
Attention:     Michael T. Willis, Chief Executive Officer
Telephone:   (925) 930-5300 (not official notice)
Facsimile:     (925) 944-6607(with a copy addressed to Manager of Legal)
Email:           mwillis@westaff.com (not official notice)

with a copy, which shall not serve as a notice, to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105-2482
Attention:    John W. Campbell, Esq.
Telephone:  (415) 268-7197
Facsimile:    (415) 276-7197
E-mail:        jcampbell@mofo.com

Section 8.3          Expenses.  Except as expressly set forth in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.4          Definitions.  For purposes of this Agreement, the term:

"Action" shall have the meaning set forth in Section 5.9.

"affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

"Affiliate Transaction" shall have the meaning set forth in Section 3.20.

"Aggregated Commitment Letter" shall have the meaning set forth in Section 5.12(b).

"Agreement" shall have the meaning set forth in the Preamble hereto.

"Book-Entry Shares" shall have the  meaning set forth in Section 1.7(b).

"Certificate of Merger" shall have the meaning set forth in Section 1.2.

"Certificates" shall have the meaning set forth in Section 1.7(b).

"Cleanup" shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

"Closing" shall have the meaning set forth in Section 1.9.

"Closing Date" shall have the meaning set forth in Section 1.9.

"Code" shall have the meaning set forth in Section 1.7(g).

"Commitment Letters" shall have the meaning set forth in Section 2.4.

"Company" shall have the meaning set forth in the Preamble hereto.

"Company 2007 Form 10-K" shall have the meaning set forth in Section 3.6(c).

"Company Acquisition" means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the assets of the Company or its Subsidiaries constituting a majority of the total assets of the Company and its Subsidiaries, taken as a whole, or accounting for a majority of the total revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 50% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that all references to "50%" or "a majority" as used in this definition of the term "Company Acquisition" shall be deemed to mean 25% in the context of applying the non-solicitation covenants set forth in Section 4.2 and with respect to Section 7.2(iii), solely for the purposes of determining whether a Company Alternative Proposal has been made, but not whether any fee may be payable thereunder.  Notwithstanding the foregoing, the term "Company Acquisition" shall not in any event be deemed to mean any transaction or series of related transactions involving a Company Acquisition by DelStaff and/or any of its affiliates.

"Company Alternative Proposal" shall mean any proposal or offer made by any Person or group of Persons prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent, any of its Subsidiaries or its or their affiliates or associates) relating to any (i) acquisition of the Company by merger or business combination transaction, or for a "merger of equals" with the Company; (ii) acquisition by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) acquisition by any Person of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock; (iv) acquisition by the Company following which the stockholders of the Company immediately preceding the consummation of the transaction contemplated thereby cease to hold at least seventy-five percent (75%) of the outstanding equity of the Company immediately following such transaction or (v) any disposition of all or substantially all of the Company's and its Subsidiaries' assets.

"Company Board" shall have the meaning set forth in the Recitals hereto.

"Company Change of Recommendation" shall have the meaning set forth in Section 5.2(a).

"Company Common Stock" shall have the meaning set forth in Section 1.6.

"Company Disclosure Letter" shall have the meaning set forth in Article III.

"Company Material Contracts" shall have the meaning set forth in Section 3.17(a).

"Company Preferred Stock" shall have the meaning set forth in Section 3.2.

"Company Recommendation" shall have the meaning set forth in Section 5.2(a).

"Company SEC Reports" shall have the meaning set forth in Section 3.6(a).

"Company Stockholder Approval" shall have the meaning set forth in Section 3.24.

"Company Stockholders' Meeting" shall have the meaning set forth in Section 2.7.

"Company Superior Proposal" shall mean a bona fide written Company Alternative Proposal made by any Person or group of Persons for assets representing more than fifty percent (50%) of the consolidated revenue of the Company and its Subsidiaries taken as a whole or more than fifty percent (50%) of the outstanding shares of Company Common Stock, provided that following such transaction, the stockholders of the Company immediately preceding the consummation of such transaction hold less than fifty percent (50%) of the outstanding equity of the Company immediately following such transaction, (and which proposal has not been obtained by or on behalf of the Company in violation of Section 4.2, and with respect to which the Company has fulfilled its obligations pursuant to Section 4.2) on terms that the Company Board determines in good faith, after consultation with the Company's financial and legal advisors, and after taking into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the Person making the proposal and any potential revisions to this Agreement suggested by Parent or its Representatives, are more favorable from a financial point of view to the Company and its stockholders than the transactions contemplated by this Agreement.

"Company Termination Fee" shall have the meaning set forth in Section 7.2(b).

"Confidentiality Agreement" shall mean the Confidentiality Agreement, dated October 9, 2008, by and between the Company and Parent.

"control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

"Copyrights" shall have the meaning set forth in Section 3.16(e).

"DelStaff" shall have the meaning set forth in the Recitals.

"DGCL" shall have the meaning set forth in the Recitals.

"Dissenting Shares" shall have the meaning set forth in Section 1.6(d).

"Draft Company 2008 Form 10-K" shall have the meaning set forth in Section 3.6(c).

"Effect" shall have the meaning set forth in Section 3.1.

"Effective Company Change of Recommendation" shall have the meaning set forth in Section 4.2.

"Effective Time" shall have the meaning set forth in Section 1.2.

"Employee Plans" shall have the meaning set forth in Section 3.10.

"Employees" shall include all individuals employed by the Company or any of its Subsidiaries, including but not limited to all temporary employees who have contracted with the Company or any of its Subsidiaries.

"Employment Contract" shall have the meaning set forth in Section 3.19(k).

"Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (whether written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

"ERISA" shall have the meaning set forth in Section 3.10.

"ERISA Affiliate" shall have the meaning set forth in Section 3.10.

"Exchange Act" shall have the meaning set forth in Section 2.3(b).

"Exchange Agent" shall have the meaning set forth in Section 1.7(a).

"Exchange Fund" shall have the meaning set forth in Section 1.7(a).

"Financing" shall have the meaning set forth in Section 2.4.

"Financing Agreement" shall have the meaning set forth in Section 2.4.

"Financing Agreement Repayment Amount" shall have the meaning set forth in Section 2.4.

"Financing Failure" shall mean a refusal or other failure, for any reason, on the part of any Person that has executed a Commitment Letter or any definitive financing document relating to the Financing, or on the part of any other Person obligated or expected at any time to provide any portion of the Financing, to provide a portion of such Financing.

"Franchise" means, collectively, the Traditional Franchises and the Licensed Franchises.

"Franchising Contract" means any contract or agreement (including any and all amendments thereto) (a) pursuant to which the Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, (b) pursuant to which a Franchisee grants or has granted to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary, or (c) pursuant to which the Company or any of the Subsidiaries grants or has granted options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the assets or Intellectual Property Rights of the Company or any Subsidiary.

"Franchisees" means all parties to Franchising Contracts other than the Company and any of the Subsidiaries.

"Forbearance Agreements" means the Forbearance Agreement, dated as of July 31, 2008, by and among WUSA, the Company, as parent guarantor, certain lenders party thereto and U.S. Bank, as agent, as amended and/or restated by the amendments and/or restatements dated as of August 26, 2008, September 30, 2008, November 30, 2008 and December 3, 2008.

"GAAP" shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

"Governance Agreement" means the Governance Agreement, dated as of April 30, 2007, by and among the Company, DelStaff, Michael T. Willis and W. Robert Stover, as

amended by Amendment No. 1, dated as of June 2007, and Amendment No. 2, dated as of January 2008, both amendments by and among the Company and DelStaff.

"Governmental Entity" shall have the meaning set forth in Section 2.7.

"Hazardous Materials" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

"Incentive Plans" shall have the meaning set forth in Section 1.8(a).

"Indemnified Parties" shall have the meaning set forth in Section 5.9(a).

"Insurance Policies" shall have the meaning set forth in Section 3.18.

"Intellectual Property Rights" shall have the meaning set forth in Section 3.16(e).

"knowledge" when used with respect to the Company, shall mean the actual knowledge, after reasonable inquiry, of Michael T. Willis, Stephen J. Russo, Christa C. Leonard, Jamie M. Ryan, Kristi Kennedy, Diane Pariso, Donna Martinez, and Mark Smith.

"Leased Real Property" shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

"Licensed Franchise" shall mean any franchise arrangement, license or franchise agent agreement to which the Company is a party and pursuant to which the Franchisee employs all management staff affiliated with the Franchisee's office, but the Company employs all temporary personnel affiliated with the licensed office, funds payroll of the temporary associates, collects clients' accounts and remits to the Licensed Franchise a percentage of the office's gross profit.

"Lien" shall have the meaning set forth in Section 2.3(a).

"Material Adverse Effect" shall have the meaning set forth in Section 3.1.

"Maximum Amount" shall have the meaning set forth in Section 5.9(b).

"Merger" shall have the meaning set forth in the Recitals hereto.

"Merger Consideration" shall have the meaning set forth in Section 1.6(a).

"Merger Sub" shall have the meaning set forth in the Preamble hereto.

"Merger Sub Common Stock" shall have the meaning set forth in Section 1.6(b).

"New Commitment Letters" shall have the meaning set forth in Section 5.12.

"Non-Employee Director Program" shall have the meaning set forth in Section 3.2.

"Non-Lender Parties" shall have the meaning set forth in Section 2.4.

"Options" shall have the meaning set forth in Section 1.8(a).

"Parent" shall have the meaning set forth in the Preamble hereto.

"Parent Confidentiality Agreement" shall mean the Confidentiality Agreement, dated December 29, 2008, by and between Parent, the Company and DelStaff.

"Parent Disclosure Letter" shall have the meaning set forth in Article II.

"Parent First Lien Credit Agreement" shall have the meaning set forth in Section 2.12.

"Parent Representatives" shall have the meaning set forth in Section 5.5(a).

"Parent Termination Fee" shall have the meaning set forth in Section 7.2(c).

"Patents" shall have the meaning set forth in Section 3.16(e).

"Permits" shall have the meaning set forth in Section 3.12.

"Permitted Liens" shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) such other Liens that, in the aggregate, are not reasonably likely to impair the continued use of or detract value from, in each case in any material respect, the asset or property to which they relate.

"Person" shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a "group" of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

"Proxy Statement" shall have the meaning set forth in Section 5.1.

"Purchase Agreement" shall have the meaning set forth in the Recitals hereto.

"Real Property" shall mean the Leased Real Property.

"Real Property Leases" shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

"Regulatory Laws" shall have the meaning set forth in Section 2.3(b).

"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Remaining Commitment Letter" shall have the meaning set forth in Section 5.18.

"Remaining Commitment Letter Amount" shall have the meaning set forth in Section 5.18.

"Representatives" shall have the meaning set forth in Section 4.2.

"Required Approvals" shall have the meaning set forth in Section 5.7.

"Restricted Stock" shall have the meaning set forth in Section 1.8.

"Sarbanes-Oxley" shall have the meaning set forth in Section 3.6(d).

"SEC" shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

"Securities Act" shall have the meaning set forth in Section 3.6(a).

"Software" shall have the meaning set forth in Section 3.16(e).

"Solvent" shall have the meaning set forth in Section 2.11.

"Subordinated Loan Agreement" means the Subordinated Loan Agreement, dated as of August 25, 2008, by and among the Company, WUSA, Westaff Support, Inc. and MediaWorld International, as borrowers, and DelStaff, as subordinated lender.

"Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

"Surviving Corporation" shall have the meaning set forth in Section 1.1.

"Takeover Statute" shall have the meaning set forth in Section 3.23.

"Tax Return" shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

"Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

"Termination Date" has the meaning set forth in Section 7.1(b).

"Termination Fees" shall have the meaning set forth in Section 7.2(c).

"Trademarks" shall have the meaning set forth in Section 3.16(e).

"Traditional Franchise" shall mean any franchise arrangement, license or franchise agent agreement to which the Company is a party and pursuant to which the Franchisee pays all lease and working capital costs, funds payroll and collects clients' accounts, employs all office management staff and all temporary personnel affiliated with the Franchisee's office and pays royalties to the Company in exchange for training, the right to use Intellectual Property Rights, the Company's business model, proprietary computer programs, as well as operational support.

"Treasury Regulations" means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

"U.S. Bank" shall have the meaning set forth in Section 2.4.

"WARN Act" shall have the meaning set forth in Section 3.19(j).

"WUSA" shall have the meaning set forth in Section 2.4.

Section 8.5          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.7          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Purchase Agreement, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in Section 5.9 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8          Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that, with the prior written consent of the Company (which consent shall not be unreasonably withheld), Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 8.9          Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.  Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.  Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of

Delaware situated in New Castle County or the United States District Court for the District of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to raise any other objection to venue in any such court.

Section 8.10        Amendment.  This Agreement may be amended by the parties hereto by action taken by Merger Sub, Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.11        Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.12        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.13        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14        Interpretation.

(a)           The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement.  In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b)           The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an Article, Section or Disclosure Letter, such reference shall be to an Article, Section of or Disclosure Letter to this Agreement unless otherwise indicated.  For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)           No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

(d)           Where a reference in this Agreement is made to “transactions contemplated by this Agreement” or “transactions contemplated hereby”, as applicable, such reference shall not include transactions contemplated by the Purchase Agreement.

Section 8.15        Disclosure Generally.  All of the Company Disclosure Letter and Parent Disclosure Letter are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Letter and Parent Disclosure Letter; provided, however, that information furnished in any particular section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be included in another section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, only to the extent a matter in such section of the Company Disclosure Letter or Parent Disclosure Letter is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

Section 8.16        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other parties hereto in accordance with their specific terms or were otherwise breached by the other parties hereto.  It is accordingly agreed that, except as specifically set forth below, prior to the termination of this Agreement pursuant to Section 7.1, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions of this Agreement against the other parties hereto, this being in addition to any other remedy to which either such party is entitled at law or in equity.  Notwithstanding the foregoing, the Company acknowledges and agrees that it shall not be entitled to an injunction or injunctions to prevent any breaches of this Agreement or any Commitment Letter by Parent, Merger Sub or the Lenders or to enforce specifically the terms and provisions of this Agreement, any Commitment Letter or otherwise to obtain any equitable relief or remedy against Parent, Merger Sub or the Lenders in the event of any Financing Failure, regardless of the cause of such Financing Failure, and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedies set  forth in Section 7.2.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

KOOSHAREM CORPORATION

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: Chief Executive Officer

SELECT MERGER SUB INC.

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President

WESTAFF, INC.

By:	/s/ Michael T. Willis
Name: Michael T. Willis
Title: CEO & Chairman of the Board

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